EXHIBIT 11

                         J. BAKER, INC. AND SUBSIDIARIES

                    Computation of Primary and Fully Diluted Earnings Per Share*


                                                                      Year Ended

                                               January 29,           January 30,          January 31,
                                                  2000                 1999                  1998
                                                  ----                 ----                  ----
Net Earnings Per Common Share:
-----------------------------

Net earnings, basic and diluted                $ 8,872,610           $ 2,033,518          $ 3,813,107
                                                ==========            ==========           ==========

Weighted average common

    shares outstanding, basic                   14,065,734            14,006,478           13,911,080

Effect of dilutive securities:
    Stock options and performance share awards     307,538              133,257                59,219
                                               -----------           ----------            ----------
Weighted average common

    shares outstanding, diluted                 14,373,272            14,139,735           13,970,299
                                                ==========            ==========           ==========

Net earnings per common share, basic                 $0.63                 $0.15                $0.27
                                               ===========           ===========           ==========
Net earnings per common share, diluted               $0.62                 $0.14                $0.27
                                               ===========           ===========           ==========


* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.